Exhibit 1.1

[CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

(A joint stock limited company incorporated in the People’s Republic of
China with limited liability)
(Stock code: 670)

Overseas Regulatory Announcement
Announcement on the Results of the Relevant Shareholders’ Meeting in relation to Share Reform

This announcement is made by China Eastern Airlines Corporation Limited (the “Company”) pursuant to Rule 13.09(2) of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

I.	IMPORTANT NOTICE

1.	No new proposal had been put forward at the relevant shareholders’ meeting of the A share market in relation to the Share Reform Plan (details of the meeting have been set out in Section II of this announcement) (the “Meeting”) and the proposals put forward at the Meeting have not been rejected or amended.

2.	Please refer to the announcement on the implementation of the Share Reform Plan of China Eastern Airlines Corporation Limited for the timetable on the resumption of trading of the Company’s A shares.

II. CONVENING OF THE MEETING

1.	Convener of the Meeting: the board of directors of the Company (the “Board”).

2.	Record date of shareholding for the purpose of the Meeting: 7th December 2006.

3.	Time of the physical Meeting: 2:30 p.m. on 18th December 2006 (Monday).

4.	Online voting period: 9:30 a.m.-11:30 a.m. and 1:00 p.m.-3:00 p.m. on 14th, 15th and 18th December 2006.

5.	Venue of the physical Meeting: Meeting Centre, Shanghai Home You Hotel, 2550 Hongqiao Road, Shanghai, the People’s Republic of China (the “PRC”).

6.	Chairman of the physical Meeting: Mr. Li Fenghua, Chairman.

7.	Proceeding of the Meeting: the Meeting was conducted by a combination of voting procedures including voting at the physical Meeting and voting through online trading system. The Company has provided an online voting platform for holders of tradable A shares through the Shanghai Securities Exchange Trading System which enabled the holders of tradable A shares to exercise their voting rights during the online voting period.

8.	The convening and holding of the Meeting were in compliance with the requirements of relevant laws, regulations and regulatory documents including the Company Law of the PRC and the Administrative Measures on Share Reform of Listed Companies.

III. ATTENDANCE OF THE MEETING

Relevant shareholders of the Company in the A share market hold a total of 3,300,000,000 shares, of which a total of 3,000,000,000 were non-tradable shares and a total of 300,000,000 were tradable A shares.

1.	Overall attendance

A total of 3,468 relevant shareholders in the A share market voted at the Meeting by means of voting at the physical Meeting and voting through the online trading system, representing 3,086,105,057 shares of the Company, or 93.5183% of the total number of shares held by the relevant shareholders of the Company in the A share market.

2.	Attendance of holders of non-tradable shares

One holder of non-tradable shares of the Company attended the Meeting, representing a total of 3,000,000,000 shares of the Company, or 100% of the Company’s non-tradable shares, or 90.9091% of the total number of shares held by the relevant shareholders of the Company in the A share market.

3.	Attendance of holders of tradable shares

A total of 3,467 holders of tradable A shares of the Company voted at the Meeting by means of voting at the physical Meeting and voting through the online trading system, representing 86,105,057 shares of the Company, or 28.7017% of the total number of tradable A shares, or 2.6092% of the total number of shares held by the relevant shareholders of the Company in the A share market.

Of the above, a total of 1,065 holders of tradable A shares voted at the Meeting by means of voting at the physical Meeting, representing 15,489,253 shares of the Company, or 5.1631% of the total number of tradable A shares of the Company, or 0.4694% of the total number of shares held by the relevant shareholders of the Company in the A share market. A total of 2,402 holders of tradable A shares voted through the online trading system, representing 70,615,804 shares of the Company, or 23.5386% of the total number of tradable A shares of the Company and 2.1399% of the total number of shares held by the relevant shareholders of the Company in the A share market.

IV. CONSIDERATION OF THE RESOLUTION

The Share Reform Plan of China Eastern Airlines Corporation Limited was tabled and considered at the Meeting.

The Information on the Revised Share Reform Plan of China Eastern Airlines Corporation Limited published by the Board on 1 December 2006 on the website of Shanghai Stock Exchange (http://www.sse.com.cn) contains the details of the Share Reform Plan of China Eastern Airlines Corporation Limited.

V. POLLING RESULTS OF THE MEETING

The resolution on the Share Reform Plan of China Eastern Airlines Corporation Limited was voted on by way of registered ballot at the Meeting.

1.	Overall polling results

	Shares
	carrying voting
	rights voted at the
	Meeting or through
	the online trading				Percentage of
	system	For	Against	Abstain	shares in favour
Relevant shareholders in the A share market	3,086,105,057	3,080,264,922	5,773,604	66,531	99.8108%
Holders of tradable A shares	86,105,057	80,264,922	5,773,604	66,531	93.2174%
Holders of non-tradable shares	3,000,000,000	3,000,000,000	0	0	100%

2.	Shareholdings and polling results of the top 10 holders of tradable A shares who participated in the voting

		Number of shares
No.	Name of shareholder	held (share)	Polling results
1.	Jia Shi Zhu Ti Fund (Chinese characters)	11,796,255	For

2.	Jian Xin You Xuan Fund (Chinese characters)	10,903,620	For

3.	Ri Xing Mu Fund (Chinese characters)	9,999,985	For

4.	Hua Bao Trust (Chinese characters)	5,943,874	For

5.	Hua Bao Trust (Chinese characters)	3,341,700	For

6.	National Social Security Fund (Chinese characters)	2,489,439	For

7.	Hua Bao Trust (Chinese characters)	2,000,000	For

8.	Guo Tai Jun An Securities Co. Ltd.	1,701,300	For (1,700,000)

	(Chinese characters)		Not voted (1,300)

9.	De Sheng Xiao Pan Fund (Chinese characters)	1,000,000	For

10.	Qing Dao Shi Guang Ming Co. Ltd

	(Chinese characters)	900,000	For

10.	Hu Chong Guo (Chinese characters)	900,000	Against

3.	Polling Results

The resolution on the Share Reform Plan of China Eastern Airlines Corporation Limited was passed at the Meeting.

VI. LEGAL OPINIONS BY LAWYER

1.	Name of law firm:	Commerce and Finance of Beijing

2.	Witnessing lawyer:	Zhu Haiyan and Wu Xi

3.	Legal opinions:	The procedures of the convening and
holding of the Meeting, the
qualifications of the shareholders or
the representative of the shareholders
at the physical Meeting and the voting
procedures of the Meeting, and the
procedures of collecting proxy forms as
well as all matters incidental thereto
were in compliance with the requirements
of laws and regulations relating to the
share reform.

By order of the board of the directors of CHINA EASTERN AIRLINES CORPORATION LIMITED Luo Zhuping Director and Company Secretary

The Company’s directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Cao Jianxiong (President, Executive Director)
Luo Chaogeng (Executive Director)
Wan Mingwu (Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
18th December 2006